Issuer Free Writing Prospectus dated May 7, 2019

Filed Pursuant to Rule 433(f) under the Securities Act of 1933

Relating to the Preliminary Prospectus dated April 26, 2019

Registration Statement No. 333-230812

UBER TECHNOLOGIES, INC.

This free writing prospectus relates to Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-230812) (the “Registration Statement”) that Uber Technologies, Inc. (the “Company”) has filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended.

On May 1, 2019, a televised interview was aired on CNBC that included statements by His Excellency Yasir bin Othman Al-Rumayyan (“HE Al-Rumayyan”), one of the Company’s directors, regarding technology company valuations from the perspective of the Public Investment Fund (“PIF”), the sovereign wealth fund of the Kingdom of Saudi Arabia, including with respect to PIF’s investment in the Company, as well as certain other statements regarding the Company’s business. The statements made by HE Al-Rumayyan were made for and on behalf of PIF, not in his capacity as a Company director or on behalf of the Company, and were not directed, arranged, reviewed, or authorized by the Company. The Company was not aware of or involved in arranging the interview and had no knowledge of the interview or the statements made by HE Al-Rumayyan until after the interview aired. An excerpt of the transcript of the CNBC interview segment containing statements about the Company is attached as Appendix A and an excerpt of the transcript of HE Al-Rumayyan’s full interview with the CNBC reporter is attached as Appendix B.

CNBC is not affiliated with the Company, and no payment was made nor was any consideration given to CNBC by or on behalf of the Company in connection with the interview of HE Al-Rumayyan.

You should not consider the statements in the interview as set forth in the transcripts attached as Appendix A and Appendix B in making your investment decision. You should make an investment decision only after carefully evaluating all of the information in the preliminary prospectus contained in the Registration Statement and the final prospectus to be subsequently filed with the SEC. In particular, you should carefully read the section titled “Risk Factors” in the Registration Statement and in such final prospectus. The Registration Statement has not been declared effective by the SEC, and the information contained therein, including information in the preliminary prospectus, is subject to change prior to the Registration Statement becoming effective and the filing of the final prospectus with the SEC.

The statements made by HE Al-Rumayyan and the other persons in the interview do not reflect the Company’s views and are not endorsed or adopted by the Company. The Company specifically disclaims the statements made by HE Al-Rumayyan in the interview. The Company disavows any such statements, whether intentional or unintentional.

The statements made by HE Al-Rumayyan should not be considered offering material with respect to the Company’s proposed registration with the SEC and listing of the Company’s common stock on the New York Stock Exchange or otherwise.

Forward-Looking Statements

This filing contains forward-looking statements that involve substantial risks and uncertainties, some of which cannot be predicted or quantified. All statements other than statements of historical facts contained in this filing, including statements regarding the Company’s future results of operations or financial condition, business strategy and plans, and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “hope,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these words or other similar terms or expressions. You should not rely upon forward-looking statements as predictions of future events. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties, assumptions, and other factors described in the section titled “Risk Factors” and elsewhere in the preliminary prospectus contained within the Registration Statement. The forward-looking statements made in this filing relate only to events as of the date on which the statements are made. The Company undertakes no obligation to update any forward-looking statements made in this filing to reflect events or circumstances after the date of this filing or to reflect new information, actual results, revised expectations, or the occurrence of unanticipated events, except as required by law. Please refer to the section of the preliminary prospectus contained within the Registration Statement titled “Special Note Regarding Forward-Looking Statements” for more information.

The Company has filed a registration statement (including a prospectus) with the SEC relating to the offering of its common stock to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and the offering of its common stock. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the Company, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus if you request it by email at prospectus@morganstanley.com.

Appendix A

Uber is totally different from Lyft, Saudi PIF managing director says

CNBC; Squawk Box Europe

1 May 2019

[VIDEO LINK]—https://urldefense.proofpoint.com/v2/url?u=https-3A__www.cnbc.com_video_2019_05_01_uber-2Dis-2Dtotally-

2Ddifferent-2Dfrom-2Dlyft-2Dsaudi-2Dpif-2Dmanaging-2Ddirector-2Dsays.html&d=DwMFAg&c=r2dcLCtU9q6n0vrtnDw9vg&r=EbkniYZs3VGPP5THd4WkCA&m=R7l8oy4A6BInMe1

kkLKKd02uY6AZaQVUVwfH2xR0ZxA&s=EGwgo1dEUjL4pnjpfb0g8_hEazsuG7evm2MBuDveYGc&e=

Running time 05:27 [Relevant discussion takes place between 00:01 and 03:13]

Transcript [00:01 – 03:13]

On-Air

Hadley Gamble, CNBC: You are not wrong about that, Steve. Essentially, getting close to this guy is a very, very serious, serious business and it does require that you chase him halfway around the world to do it. So, coming here from Dubai, a big question of course on the minds of everyone in the region is not just about what this is going to mean in terms of the IPO of Uber for that Careem investment, but also what it really means for the Public Investment Fund. If you remember that they invested $3.5 billion in Uber back in June of 2016. They did that as one of their key, kind of, first investments under Mohammad bin Salman, the Crown Prince of Saudi Arabia’s major plans for the Vision 2030. This was quite controversial, as you may recall, about whether or not this was the right place to put the PIF’s money. I asked him, “Given what we’ve seen with Lyft, and their IPO, are you worried at all about what could happen with Uber?” Let’s listen in.

Interview

Yasir bin Othman Al-Rumayyan: Uber is totally different than Lyft. Of course, it’s a ridesharing company, but it’s a ridesharing company not only in the U.S., but all over the world. Lyft was the, the pioneer and paved the way for all the other companies who do the rideshare. Ridesharing is not the only thing that they do. That’s one of their businesses. Uber Eats is amazing thing, and it’s, I think when we got in it wasn’t even in our valuation. ATG, which is the autonomous vehicle, that was nothing in our valuation. So, if you add them all up, I think it’s going to be a really, great, great company. It has the market share in the U.S. and it has the market share all over the world, and it’s bringing some new services and products to the world.

Hadley Gamble, CNBC: And, in terms of that acquisition that we saw, $3 billion, plus, for Careem, what do you think that that’s going to do for the region in terms of, as a major strategic investment but also a knock-on effect of the private sector to really get them back involved in the market. What is that going to do to the aspirations of the folks sitting in Saudi Arabia and the broader Middle East?

Yasir bin Othman Al-Rumayyan: I mean, Uber and Careem both will be considered as local companies in Saudi Arabia and the Middle East. The number of jobs that Uber brought to Saudi individuals, I think, like, more than 100,000 jobs, which is something really great. And that’s why people like the whole idea of having rideshare and, and Uber. What’s it, what is it going to bring to the, to the Middle East? I think it’s going to…

Hadley Gamble, CNBC: …In terms of that ecosystem…

Yasir bin Othman Al-Rumayyan: …Yeah, I mean, ecosystem is there, and it’s improving. And I think if companies stop the price wars that they do, I think they can focus more on the, on the services that is provided to, to the people. So, I think it’s, all in all, I think it’s going to be very much positive. For the people and for the Uber as a company.

On-Air

Hadley Gamble, CNBC: That’s Saudi Arabia’s head of their Public Investment Fund, that $300 billion sovereign wealth fund with that – basically saying there that “We don’t think that Uber has anything to do with this Lyft IPO, we’re not concerned at all about the fact that the Lyft IPO hasn’t done as well as expected,” and of course, that is part of the conversation here in LA, especially when you talk to all of the big tech folks that have been gathering at that Milken Summit that we’ve been attending over the last couple of days.

[unrelated discussion omitted]

Appendix B

Excerpt from interview by Hadley Gamble, CNBC, of His Excellency Yasir bin Othman Al-Rumayyan, Managing Director of the Public Investment Fund of the Kingdom of Saudi Arabia

[5.1.2019]

Interview

Hadley Gamble, CNBC: When you look at the excitement surrounding the tech space in the United States — obviously the PIF has been heavily involved in terms of getting into that space — the excitement surrounding tech valuations. There has been concern though about whether they’re really missing the mark there. We saw Lyft, for example, in their IPO losing as much of a quarter of its value since they went public. Are you concerned about where tech valuations are headed?

Yasir bin Othman Al-Rumayyan: I..I’m really not sure about the Lyft IPO. Of course it started like...I think Facebook…the same, had the same start, right? They started at a certain level then they…[note hand gesture].

Hadley Gamble, CNBC: [interjecting] But it must be on your mind given Uber?

Yasir bin Othman Al-Rumayyan: Uber is totally different than Lyft. Of course, it’s a ridesharing company, but it’s a ridesharing company not only in the U.S., but all over the world. Lyft was the, the pioneer and paved the way for all the other companies who do the rideshare. Ridesharing is not the only thing that they do. That’s one of their businesses. Uber Eats is amazing thing, and it’s, I think when we got in it wasn’t even in our valuation. ATG, which is the autonomous vehicle, that was nothing in our valuation. So, if you add them all up, I think it’s going to be a really, great, great company. It has the market share in the U.S. and it has the market share all over the world, and it’s bringing some new services and products to the world.

Hadley Gamble, CNBC: And, in terms of that acquisition that we saw, $3 billion, plus, for Careem, what do you think that that’s going to do for the region in terms of, as a major strategic investment but also a knock-on effect of the private sector to really get them back involved in the market. What is that going to do to the aspirations of the folks sitting in Saudi Arabia and the broader Middle East?

Yasir bin Othman Al-Rumayyan: I mean, Uber and Careem both will be considered as local companies in Saudi Arabia and the Middle East. The number of jobs that Uber brought to Saudi individuals, I think, like, more than 100,000 jobs, which is something really great. And that’s why people like the whole idea of having rideshare and, and Uber. What’s it, what is it going to bring to the, to the Middle East? I think it’s going to…

Hadley Gamble, CNBC: …In terms of that ecosystem…

Yasir bin Othman Al-Rumayyan: …Yeah, I mean, ecosystem is there, and it’s improving. And I think if companies stop the price wars that they do, I think they can focus more on the, on the services that is provided to, to the people. So, I think it’s, all in all, I think it’s going to be very much positive. For the people and for the Uber as a company.

[unrelated discussion omitted]